Exhibit 99.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

NEWS RELEASE	Contact: Mark Bayer
For Immediate Release	Vice President, Director of Marketing
Tel. (717) 530.3545
E-mail: mbayer@orrstown.com

Orrstown Names Successor President and CEO

Shippensburg, February 13, 2009 - Joel R. Zullinger, Chairman of the Board of Directors of Orrstown Financial Services, Inc., announced today that Thomas R. Quinn, Jr. has been selected to succeed Kenneth R. Shoemaker as President and Chief Executive Officer of the company and its subsidiary, Orrstown Bank. The appointment will be effective on May 5, 2009. In making the announcement, Mr. Zullinger stated, “When Ken informed the Board of his intention to retire, we formed a search committee comprised of four Directors and three members of the management team of Orrstown Bank. The committee worked with Kaplan & Associates, an executive search firm, to ensure that we selected the best person to lead the company into the future. While replacing Ken will be difficult, I am confident that Tom Quinn is the right person for the job. He is a personable guy who will be a good fit with the culture of our organization”.

Mr. Quinn brings 16 years of banking experience to Orrstown and served most recently as President and CEO of Fifth Third Bank’s South Florida Affiliate based out of Naples, Florida. Prior to joining Fifth Third Bank, Mr. Quinn was associated with Citigroup in a variety of executive positions where he had responsibility for commercial and retail banking including the investment and insurance business units. He is a proven leader and has a strong record of community involvement. Originally from Plattsburgh, New York, Mr. Quinn is a graduate of Edinboro University of Pennsylvania.

Commenting on the announcement, Kenneth R. Shoemaker, President and CEO, stated, “I am delighted that we have found such a capable person to be the next leader of our bank. Tom brings a broad range of experience to the position and I’m sure he will be a tremendous asset to our company. I am excited about Tom joining our team and I’m looking forward to working closely with him during the transition process”.

“It is an honor to be joining such a wonderful organization that has a long history of growth and helping customers realize their dreams”, Mr. Quinn stated. “I consider it a privilege to be asked to carry on the continued success that has been built under the fine leadership of Ken Shoemaker. Both my wife Meredith and I look forward to becoming actively involved in the community, and making the Shippensburg area our home.”

Mr. Quinn will join the company on March 2, 2009 as President-Elect and will work in that position until May 5, 2009 when he will be appointed President and Chief Executive Officer. His wife Meredith and their five children will join him this summer. After retiring as President and CEO, Mr.

Shoemaker will continue to be affiliated with the company as President Emeritus and a member of the Board of Directors.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

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